Exhibit 99.1

OFS CAPITAL CORPORATION ANNOUNCES FOURTH QUARTER AND FULL YEAR 2018 FINANCIAL RESULTS

Fourth Quarter Net Investment Income of $0.40 per common share Increased 38% year-over-year
Paid $1.36 per common share in Regular Distributions in 2018
Paid $0.37 per common share in additional Special Distributions in 2018

Chicago, IL-March 8, 2019-OFS Capital Corporation (Nasdaq: OFS) (“OFS Capital,” “we,” “us,” or “our”) today announced its financial results for the fiscal quarter and the full year ended December 31, 2018.

FINANCIAL HIGHLIGHTS

•	Fourth quarter net investment income of $5.3 million, or $0.40 per common share - an increase of 38% year-over-year and above the $0.34 quarterly distribution.

•	Full year 2018 net investment income of $18.4 million, or $1.38 per common share - an increase of 8% year-over-year and above the $1.36 regular distribution.

•	Paid $1.73 per share in distributions in 2018, inclusive of a $0.37 special distribution.

•	Closed investments in the fourth quarter of approximately $79.6 million.

•	Net asset value ("NAV") per share decreased to $13.10 at December 31, 2018 from $13.75 at September 30, 2018 due to unrealized depreciation of the portfolio. No new non-accruals.

•	At December 31, 2018, 88% of our loan portfolio consisted of senior secured loans, based on fair value.

•	On March 5, 2019, OFS Capital's Board of Directors declared a distribution of $0.34 per share for the first quarter of 2019, payable on March 29, 2019 to stockholders of record as of March 22, 2019.
"Our net investment income again exceeded our distribution," said Bilal Rashid, OFS Capital's Chairman and Chief Executive Officer. "We have declared 25 consecutive quarterly distributions of $0.34 per common share since our IPO in late 2012, which we believe places us in a select group of BDCs that have been able to maintain their distribution over this time. In total, we have declared $8.70 per common share in regular and special distributions and our net investment income over the last four years exceeded our regular distributions."
“We believe that the breadth and expertise of our advisor puts us in a strong position to benefit from the increase in the leverage allowance for BDCs and enhance our net investment income. Our commitment to capital preservation, and strong long-term performance is enhanced by the alignment of interests of our stockholders and our advisor, which owns approximately 22% of the outstanding OFS Capital common stock."

HIGHLIGHTS
($ in millions, except for per share data)

Portfolio Overview	At December 31, 2018
Total assets	$441.4
Investment portfolio, at fair value	$396.8
Net assets	$175.0
Net asset value per share	$13.10
Weighted average yield on performing debt investments (1)	11.50%
Weighted average yield on total debt investments (2)	11.12%
Weighted average yield on total investments (3)	10.49%

(1)
The weighted average yield on our performing debt investments is computed as (a) the annual stated accruing interest on our debt investments at the balance sheet date, plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees divided by (b) amortized cost of our debt investments, excluding assets on non-accrual basis as of the balance sheet date.

(2)
The weighted average yield on total debt investments is computed as (a) the annual stated accruing interest on our debt investments at the balance sheet date, plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees divided by (b) amortized cost of our debt investments, including assets on non-accrual basis as of the balance sheet date.

(3)
The weighted average yield on total investments is computed as (a) the annual stated accruing interest on our debt investments at the balance sheet date, plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees, plus the effective cash yield on our performing preferred equity investments divided by (b) amortized cost of our total investment portfolio, including assets on non-accrual basis as of the balance sheet date. The weighted average yield of investments is not the same as a return on investment for our stockholders but, rather, relates to a portion of our investment portfolio and is calculated before the payment of all of our fees and expenses.

	Quarter Ended December 31,		Year Ended December 31,
Operating Results	2018	2017	2018	2017
Total investment income	$12.6	$8.3	$42.8	$33.4
Net investment income	$5.3	$3.8	$18.4	$15.9
Net investment income per common share, basic and diluted	$0.40	$0.29	$1.38	$1.28
Net increase (decrease) in net assets resulting from operations	$(4.1)	$4.2	$9.6	$7.9

	Quarter Ended December 31,		Year Ended December 31,
Portfolio Activity	2018	2017	2018	2017
Number of new portfolio companies	8	4	28	17
Investments in new portfolio companies	$45.7	$19.3	$201.1	$118.9
Investments in existing portfolio companies	$33.9	$9.0	$71.1	$24.0
Number of portfolio companies at end of period	50	37	50	37

PORTFOLIO AND INVESTMENT ACTIVITIES
During the fourth quarter of 2018, we closed nine senior secured debt investments in eight new portfolio companies totaling $45.7 million. In addition, we made $30.6 million of senior secured debt investments in existing portfolio companies, including $2.6 million in delayed draw and revolver fundings and equity investments of $0.7 million.

The total fair value of our investment portfolio was $396.8 million at December 31, 2018, which was equal to approximately 96% of amortized cost. As of December 31, 2018, the fair value of OFS Capital's debt investment portfolio totaled $363.6 million in 44 portfolio companies, of which 88% and 12% were senior secured loans and subordinated loans, respectively. As of December 31, 2018, we also held approximately $33.2 million in common and preferred equity investments, at fair value, in 13 portfolio companies in which we also held debt investments and six portfolio companies in which we solely held an equity investment. We had unfunded commitments of $8.2 million to four portfolio companies at December 31, 2018. As of December 31, 2018, floating rate loans comprised 87% of OFS Capital’s debt investment portfolio, with the remaining 13% in fixed rate loans, as a percentage of fair value.
RESULTS OF OPERATIONS
Income
Interest Income
Interest income increased approximately $10.2 million, due to a $8.9 million increase in recurring interest income caused by a $76.8 million increase in the average outstanding loan balance during 2018 along with an increase of $0.7 million in recurring interest income resulting from a 23 basis point increase in the weighted average yield in our portfolio during the year ended December 31, 2018. Acceleration of Net Loan Fees (defined as loan origination fees, original issue discount, market discount or premium and loan amendment fees) of $1.1 million and $0.6 million were included in interest income for the years ended December 31, 2018 and 2017, respectively, from the repayment of loans prior to their scheduled due dates.
Fee Income
We recorded prepayment fees of $0.9 million resulting from $50.0 million of unscheduled principal payments during the year ended December 31, 2018, compared to $1.0 million from $60.2 million of unscheduled principal payments during 2017. We recognized capital structuring fees of $0.0 million and $0.5 million for the years ended December 31, 2018 and 2017, respectively, upon the closing of $0 and $55.7 million of debt and equity investments, respectively. We ceased recognition of such fees with the adoption of ASC 606. We recognized syndication fees of $0.7 million and $0.2 million for the years ended December 31, 2018 and 2017, respectively, resulting from approximately $64 million and $21 million in loan originations during each period in which OFS Advisor sourced, structured, and arranged the lending group, and for which we were additionally compensated.
Expenses
Interest expense
Interest expense increased by $3.4 million primarily due to $3.1 million relating to the April 2018 and October 2018 unsecured note issuances of $98.5 million (the "Bond Issuances").

Management Fees
Management fee expense increased by $1.3 million due to an increase in our average total assets, primarily due to an increase in net investment activity, including the deployment of funds from the Bond Issuances.
Incentive Fees
Incentive fee expense increased by $1.4 million primarily due to a $2.5 million increase in net investment income relating to the deployment of the proceeds from the Bond Issuances.
Net Gain (Loss) on Investments
We recognized net losses of $9.0 million on senior secured debt during the year ended December 31, 2018, primarily as a result of a realized loss of $3.5 million on our senior secured debt investment in Jobson Healthcare recognized upon the sale in the second quarter of 2018, as well as by the negative net impact of mark-to-market adjustments in the fourth quarter relating to our broadly syndicated loan investments resulting in an unrealized loss of $5.5 million.
We recognized net losses of $3.3 million on subordinated debt during the year ended December 31, 2018, primarily as a result of a realized loss of $3.5 million on the restructuring of the Southern Technical Institute, LLC subordinated debt investment, of which $2.3 million was recognized as unrealized losses in prior years, and net unrealized depreciation of $2.1 from the negative impact of specific performance factors, of which $2.1 million related to Master Cutlery LLC.

We recognized net losses of $2.0 million on preferred equity investments for the year ended December 31, 2018, as a result of unrealized losses of $1.4 million relating to TRS Services, LLC, and other negative net impact of portfolio company-specific performance factors on other investments resulting in an additional unrealized loss of $0.6 million.
We recognized net gains of $5.5 million on common equity and warrant investments for the year ended December 31, 2018, as a result of net realized gains of $3.7 million, primarily driven by a $4.1 million realized gain on the sale of All Metals Holdings, LLC., and the positive impact of portfolio company-specific performance factors resulting in unrealized appreciation of $1.8 million for the year ended December 31, 2018.

LIQUIDITY AND CAPITAL RESOURCES
At December 31, 2018, we had $38.2 million in cash and cash equivalents, which includes cash and cash equivalents of $36.0 million held by our wholly owned small business investment company. At December 31, 2018, we had $260.4 million in debt, which includes $149.9 million in outstanding SBA-guaranteed debentures, $98.5 million in unsecured notes and $12.0 million outstanding under our $50.0 million revolving credit facility with Pacific Western Bank. As of December 31, 2018, we had $38.0 million available for additional borrowings on our Pacific Western Bank credit facility and had drawn all of our available SBA-guaranteed debentures.
CONFERENCE CALL
OFS Capital will host a conference call to discuss these results on Friday, March 8, 2019, at 10:00 AM Eastern Time. Interested parties may participate in the call via the following:
INTERNET: Log on to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on OFS Capital’s website at www.ofscapital.com.
TELEPHONE: Dial (877) 510-7674 (Domestic) or (412) 902-4139 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through March 18, 2019 at 9:00 AM Eastern Time and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID #10129192.
For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-K for the year ended December 31, 2018, which is to be filed with the Securities and Exchange Commission.

OFS Capital Corporation and Subsidiaries

Condensed Consolidated Statements of Assets and Liabilities
(Dollar amounts in thousands, except per share data)

	December 31,
	2018	2017
Assets
Investments, at fair value
Non-control/non-affiliate investments (amortized cost of $312,223 and $209,360, respectively)	$297,749	$197,374
Affiliate investments (amortized cost of $90,751 and $70,402, respectively)	89,103	69,557
Control investment (amortized cost of $10,337 and $10,213, respectively)	9,945	10,568
Total investments at fair value (amortized cost of $413,311 and $289,975, respectively)	396,797	277,499
Cash and cash equivalents	38,172	72,952
Interest receivable	2,787	2,734
Prepaid expenses and other assets	3,665	4,593
Total assets	$441,421	$357,778

Liabilities
Revolving line of credit	$12,000	$17,600
SBA debentures (net of deferred debt issuance costs of $2,280 and 2,657, respectively)	147,600	147,223
Unsecured notes (net of discounts and deferred debt issuance costs of $3,299 and $0, respectively)	95,226	—
Interest payable	2,791	1,596
Payable to investment adviser and affiliates	3,700	2,463
Payable for investments purchased	4,151	—
Accrued professional fees	637	433
Other liabilities	293	127
Total liabilities	266,398	169,442

Commitments and contingencies

Total net assets	175,023	188,336

Total liabilities and net assets	$441,421	$357,778

Number of shares outstanding	13,357,337	13,340,217
Net asset value per share	$13.10	$14.12

OFS Capital Corporation and Subsidiaries

Consolidated Statements of Operations
(Dollar amounts in thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Investment income
Interest income:
Non-control/non-affiliate investments	$8,039	$5,534	$27,547	$20,078
Affiliate investments	2,747	1,417	10,055	6,506
Control investment	261	238	1,005	1,540
Total interest income	11,047	7,189	38,607	28,124
Payment-in-kind interest and dividend income:
Non-control/non-affiliate investments	144	424	668	1,400
Affiliate investments	267	256	1,321	1,375
Control investment	28	28	110	132
Total payment-in-kind interest and dividend income:	439	708	2,099	2,907
Dividend income:
Non-control/non-affiliate investments	—	—	—	50
Affiliate investments	—	22	130	140
Control investment	—	30	185	292
Total dividend income	—	52	315	482
Fee income:
Non-control/non-affiliate investments	323	82	987	1,086
Affiliate investments	748	244	760	675
Control investment	14	17	66	152
Total fee income	1,085	343	1,813	1,913

Total investment income	12,571	8,292	42,834	33,426

Expenses
Interest and financing expense	3,036	1,584	9,232	5,813
Management fees	1,749	1,273	6,335	4,999
Incentive fee	1,368	713	4,409	2,962
Professional fees	386	275	1,245	1,115
Administration fee	349	332	1,601	1,314
Other Expenses	362	296	1,649	1,346
Incentive fee waiver	—	—	(22)	—
Total expenses, net of incentive fee waiver	7,228	4,473	24,449	17,549

Net investment income	5,321	3,819	18,385	15,877

Net realized and unrealized gain (loss) on investments
Net realized gain (loss) on non-control/non-affiliate investments	37	1,793	(4,966)	(3,248)
Net realized gain on affiliate investments	4,205	5,590	187	10,081
Net unrealized depreciation on non-control/non-affiliate investments	(5,409)	(2,365)	(2,484)	(9,715)
Net unrealized depreciation on affiliate investments	(7,199)	(2,845)	(803)	(5,088)
Net unrealized appreciation (depreciation) on control investments	(1,050)	(1,842)	(747)	3

Net gain (loss) on investments	(9,416)	331	(8,813)	(7,967)

Net increase (decrease) in net assets resulting from operations	$(4,095)	$4,150	$9,572	$7,910

Net investment income per common share - basic and diluted	$0.40	$0.29	$1.38	$1.28
Net increase (decrease) in net assets resulting from operations per common share - basic and diluted	$(0.31)	$0.31	$0.72	$0.64
Distributions declared per common share	$0.34	$0.34	$1.73	$1.36
Basic and diluted weighted average shares outstanding	13,352,873	13,334,909	13,348,203	12,403,706

ABOUT OFS CAPITAL
OFS Capital Corporation is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. OFS Capital's investment objective is to provide stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. OFS Capital invests primarily in privately held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 million to $20 million in companies with annual EBITDA between $3 million and $50 million. OFS Capital offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. OFS Capital's investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 1940 and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.

FORWARD-LOOKING STATEMENTS
Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: OFS Capital’s results of operations, including net investment income, net asset value and net investment gains and losses and the factors that may affect such results; management's belief regarding the Company's status relative to other BDCs and, in particular those who have paid consistent distributions since 2012; management's belief that the expertise of its investment advisor positions the Company to leverage recent regulatory change to increase net investment income; the alignment of interest of the Company's stockholder and the investment advisor and whether such interest impacts the Company's commitment to capital preservation and long-term performance; and other factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in OFS Capital’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by OFS Capital from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. OFS Capital is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT:
Steve Altebrando
646-652-8473
saltebrando@ofsmanagement.com